                                                                    Exhibit 23.6


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Mahoning National Bancorp, Inc. on Form S-4 of our report on First Western Bancorp, Inc.'s consolidated financial statements dated January 25, 1999, appearing in the Annual Report on Form 10-K of First Western Bancorp, Inc. for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in this Registration Statement.



DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
July 26, 1999

July 26, 1999

First Western Bancorp, Inc.
101 E. Washington Street
New Castle, PA 16101

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of First Western Bancorp, Inc. and subsidiaries for the period ended March 31, 1999 and 1998, as indicated in our report dated April 14, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in First Western Bancorp Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, is being incorporated by reference in this Registration Statement of Mahoning National Bancorp, Inc. on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP